EXHIBIT 9.4

NATIONAL COAL CORP. RAISES $6.25 MILLION IN SECURED DEBT FINANCING

Friday April 16, 3:15 pm ET

CONSUMMATES ACQUISITION OF U.S. COAL, INC. ASSETS

KNOXVILLE, Tenn.--(BUSINESS WIRE)--April 16, 2004--National Coal Corp. (OTCBB:NLCP - News) today announced that it has closed on the sale of secured, one-year promissory notes in the aggregate principal amount of $6.25 million and three-year warrants to purchase up to an aggregate of 2,000,000 shares of its common stock at an exercise price of $1.00 per share. National Coal sold these securities to institutional investors and individual accredited investors, with the largest investor being Crestview Capital Master, LLC, for an aggregate purchase price to the Company of $6.25 million. This is Crestview's second direct investment in the Company. Crestview led a previously-announced $2.75 million purchase of National Coal's common stock in February 2004.

National Coal also announced today that its wholly-owned subsidiary, National Coal Corporation, has completed the acquisition of certain mining assets of U.S. Coal, Inc., a Tennessee corporation, including U.S. Coal's active and idle mining permits, for a purchase price of $4.2 million plus the assumption of certain liabilities.

About National Coal Corp.

National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, owns the coal mineral rights on approximately 65,000 acres in Eastern Tennessee, and is operating two mines, with a combined monthly production in excess of 25,000 tons.

About Crestview Capital

Crestview Capital, an Illinois-based private equity fund, has in excess of $100 million under management and has completed over 70 investments since inception. Crestview currently has over 90 different deal sources around the US and in Western Europe.

Information about Forward Looking Statements

This release contains statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about National Coal's business, which are derived in part on assumptions of its management, and are not guarantees of future performance, as such performance is difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, those described in National Coal's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, which is filed with the U.S. Securities and Exchange Commission. Readers of this release are referred to those filings.

CONTACT:
     National Coal Corp.
     Robert Chmiel or Jon Nix, 865-769-3749
     investorrelations@nationalcoal.com
     www.nationalcoal.com.